Exhibit – Release posted on Cal-Maine Website on November 17, 2010

November 17, 2010

In response to statements from the Humane Society of the United States (HSUS), Cal-Maine Foods, Inc. today issued the following statement:

Cal-Maine Foods has been a leader in accepting and implementing animal welfare measures.  All of the Company’s facilities are operated in full compliance with existing environmental, health and safety laws and regulations and permits.  Each employee involved in the care and handling of our hens is required to review, sign and comply with our Company code of conduct regarding the ethical treatment of hens which requires employees to report any possible violations.  As a fully-integrated shell egg producer, all shell egg facilities are subject to United States Department of Agriculture (USDA) and Food and Drug Administration (FDA) regulations and are subject to various state and local health and agricultural agencies.

All of Cal-Maine Foods’ eggs are produced in accordance with United Egg Producers (UEP) animal care guidelines.  Additionally, Cal-Maine Foods offers all of its customers the choice of cage-free eggs.  The UEP guidelines are based on recommendations from an independent scientific advisory committee. The guidelines place top priority on the comfort, health and safety of the chickens.

None of the eggs in the recent nationwide recalls were produced in Cal-Maine facilities.